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                                                                    EXHIBIT 8(g)

Providian Corporation                                           [Providian LOGO]
400 West Market Street
Post Office Box 32830
Louisville, Kentucky 40232

502 560-2000



March 4, 1997

Ms. Catherine Newell
Legal Counsel
DFA Investment Dimensions Group Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401

Re: Marketing agreement dated November 15, 1996 (the "Marketing Agreement") among First Providian Life and Health Insurance Company ("Company"), DFA Investment Dimensions Group Inc. ("Fund"), Dimensional Fund Advisors Inc. ("Advisor"), and DFA Securities Inc. ("DFAS"), collectively the "Parties," as amended by letter agreement dated February 10, 1997, and participation agreement dated November 15, 1996 (the "Participation Agreement") among the Parties

Dear Catherine:

This Letter Agreement will serve to acknowledge the agreement among the Company, the Fund, the Advisor, and DFAS (the "Parties") to amend the Marketing Agreement and the Participation Agreement in the manner hereinafter provided for and to notify Fund, Advisor, and DFAS of the Company's current plans with respect to certain matters.

The Parties agree to adopt the addendum to Schedule 1.1 (the "Addendum") attached hereto. Once so amended, Schedule 1.1 will consist of a copy of a variable annuity contract form marketed under the name Providian Advisor's Edge and a sample in blank of a variable annuity contract form to be marketed under the name Dimensional Variable Annuity.

In all other respects, the Parties affirm and ratify the terms, conditions, and covenants of the Marketing Agreement and of the Participation Agreement, and the Parties agree that all terms, conditions, and covenants of the Marketing Agreement and of the Participation Agreement shall remain in full force and effect except to the extent herein modified.
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Ms. Catherine Newell
March 4, 1997
Page 2


The Company's current plan is to cease to offer portfolios of the Fund as underlying investment media to purchasers of Providian Advisor's Edge contracts once the Company begins to offer Dimensional Variable Annuity contracts pursuant to the Marketing Agreement and the Participation Agreement.

Please acknowledge your acceptance of the foregoing by executing and returning a copy of this Letter Agreement to Mr. John Fendig.

Sincerely,

/s/ Michael Lane

Michael Lane
Vice President
First Providian Life and Health Insurance Company


Acknowledged and agreed to this 7th day of May, 1997.


DFA Investment Dimensions Group Inc.
Dimensional Fund Advisors Inc.
DFA Securities Inc.

By:  /s/ Irene R. Diamant
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Name:  Irene R. Diamant
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Title:  Vice President and Secretary
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